Tanger Factory Outlet Centers, Inc.

News Release
For Release: IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
(336) 834-6834

TANGER REPORTS YEAR END RESULTS FOR 2009
17.0% Increase in Adjusted Total FFO
3.4% Increase in Adjusted FFO per share

Greensboro, NC, February 23, 2010, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported its financial results for the quarter and year ended December 31, 2009.  Funds from operations available to common shareholders (“FFO”), a widely accepted supplemental measure of REIT performance, for the three months ended December 31, 2009, was $32.8 million, or $0.71 per share, as compared to FFO of $26.4 million, or $0.71 per share, for the three months ended December 31, 2008.  For the year ended December 31, 2009, FFO was $114.0 million, or $2.71 per share, as compared to FFO of $88.1 million, or $2.36 per share, for the year ended December 31, 2008.

Steven B. Tanger, President and Chief Executive Officer, commented, “2009 was a challenging year in the retail real estate industry.  Fortunately the majority of our tenants have remained financially strong during these difficult economic times and are showing increased profits and improved sales.  We are pleased with the strides that we made during the year.  Our balance sheet remains conservatively positioned and our dividend is well covered by our operating cash flow.”

FFO for all periods shown was impacted by a number of non-recurring charges as described in the summary below ($’s and shares in thousands):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
FFO as reported	$ 32,788	$ 26,449	$ 113,958	$ 88,066
As adjusted for:
US Treasury lock settlements	---	---	---	8,910
Prepayment premium	---	---	---	406
Abandoned due diligence costs	797	3,336	797	3,923
Impairment charge	---	---	5,200	---
Gain on early extinguishment of debt	---	---	(10,467)	---
Executive severance	---	---	10,296	---
Gain on sale of outparcel	---	---	(3,292)	---
Termination fees	(99)	(1,747)	(1,529)	(2,904)
Impact of above adjustments to the allocation
of earnings to participating securities	(5)	(22)	(11)	(137)
FFO as adjusted	$ 33,481	$ 28,016	$ 114,952	$ 98,264
Diluted weighted average common shares	46,110	37,324	42,079	37,287
FFO per share as adjusted	$ .73	$ .75	$ 2.73	$ 2.64

Excluding these charges, adjusted FFO for the fourth quarter and year ended December 31, 2009 would have been $0.73 and $2.73 per share respectively, while FFO for the fourth quarter and year ended December 31, 2008 would have been $0.75 and $2.64 per share respectively.

Net income available to common shareholders for the three months ended December 31, 2009 was $10.0 million, or $0.25 per share, compared to $7.3 million, or $0.23 per share for the three months ended December 31, 2008.  Net income available to common shareholders for the year ended December 31, 2009 was $51.7 million, or $1.44 per share, compared to $19.4 million, or $0.62 per share for the year ended December 31, 2008.
Net income available to common shareholders for certain periods in 2008 and 2009 were also impacted by the non-recurring charges described above.  Net income available to common shareholders for the year ended December 31, 2009 also includes a non-recurring gain of $31.5 million related to the acquisition of our partner’s interest in a shopping center previously held in a joint venture.

Net income and FFO per share amounts above are on a diluted basis.  FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

Highlights of Achievements for 2009

•
Dividend increase approved by Board of Directors to raise the quarterly common share cash dividend from $0.38 to $0.3825 per share, $1.53 per share annualized, representing the 16th consecutive year of increased dividends

•	Successfully completed exchange offer related to 3.75% Exchangeable Senior Notes, which reduced outstanding debt by $142.3 million, in exchange for approximately 4.9 million common shares

•	Successfully completed 3,450,000 common share offering at a price of $35.50 per share, with net proceeds amounting to approximately $116.8 million

•	Received an upgrade from Moody’s Investor Service from Baa3 stable to Baa3 positive

•	23.7% debt-to-total market capitalization ratio, compared to 34.5% last year

•	5.17 times interest coverage ratio for the three months ended December 31, 2009 compared to 3.84 times last year

•	9.7% average increase in base rental rates on 1,218,000 square feet of signed renewals

•	30.9% average increase in base rental rates on 305,000 square feet of re-leased space

•	1.4% increase in same center net operating income for the year

•	96.0% occupancy rate for wholly-owned properties, up 0.4% from September 30, 2009

•	$339 per square foot in reported same-space tenant sales for the rolling twelve months ended December 31, 2009

Successful Financing Activities in 2009 Provide Additional Liquidity

On April 9, 2009, Tanger’s Board of Directors approved an increase in the annual cash dividend on its common shares from $1.52 per share to $1.53 per share.  Tanger has increased its dividend each year since becoming a public company in May of 1993.

On May 11, 2009, Tanger successfully closed the offer to exchange common shares of the company for any and all of the outstanding 3.75% Exchangeable Senior Notes of Tanger Properties Limited Partnership due 2026.  In the aggregate, the exchange offer resulted in the retirement of approximately $142.3 million principal amount of the notes and the issuance of approximately 4.9 million common shares of the company.  For each $1,000 principal amount of exchangeable notes validly tendered, note holders received 34.21 common shares, or $987.58, a 1.2% discount to par, based on Tanger’s May 7, 2009 closing share price.  This offer represented one of the most successful convertible debt for equity exchanges in recent market history based on its 95% success rate.

On August 14, 2009, Tanger successfully completed a public offering of 3,450,000 common shares at a price of $35.50 per share, including 450,000 common shares issued and sold upon the full exercise of the underwriters' overallotment option.  The net proceeds to the company from the offering, after deducting underwriting commissions and discounts and estimated offering expenses, were approximately $116.8 million.  The company used the net proceeds from the offering to repay borrowings under its unsecured lines of credit and for general corporate purposes.

On September 22, 2009, Moody's Investors Service affirmed its Baa3 senior unsecured rating for Tanger Properties Limited Partnership, the operating partnership of Tanger Factory Outlet Centers, Inc., and revised the rating outlook for Tanger to positive from stable.  This rating action incorporates Tanger's stable performance throughout the economic downturn to date, overall defensive nature of outlet retailing, as well as the REIT's strong credit metrics in its rating category.

As of December 31, 2009, Tanger had a total market capitalization of approximately $2.5 billion including $584.6 million of debt outstanding, equating to a 23.7% debt-to-total market capitalization ratio.  As of December 31, 2009, 90.0% of Tanger’s debt was at fixed interest rates and the company had $57.7 million outstanding on its $325.0 million in available unsecured lines of credit.  During the fourth quarter of 2009, Tanger continued to maintain a strong interest coverage ratio of 5.17 times, compared to 3.84 times during the fourth quarter of last year.

National Platform Continues to Drive Operating Results

Tanger’s broad geographic representation and established brand name within the factory outlet industry continues to generate solid operating results.  The company’s portfolio of properties had a year-end occupancy rate of 96.0%, representing the 29th consecutive year since the company commenced operations in 1981 that it has achieved a year-end portfolio occupancy rate at or above 95%.

During 2009, Tanger executed 359 leases, totaling 1,523,000 square feet relating to its existing, wholly-owned properties.  For the year, 1,218,000 square feet of renewals generated a 9.7% increase in average base rental rates, and represented 81.1% of the square feet originally scheduled to expire during 2009.  Average base rental rates on re-tenanted space during the year increased 30.9% and accounted for the remaining 305,000 square feet.

Tanger continues to derive its rental income from a diverse group of national brand name manufacturers and retailers with no single tenant accounting for more than 8.4% of its gross leasable area and 5.3% of its total base and percentage rentals.

Same center net operating income increased 0.3% for the fourth quarter and 1.4% for the year ended December 31, 2009 compared to the same periods in 2008.  This follows same center annual net operating income increases of 4.1% in 2008, 5.3% in 2007, 3.1% in 2006, 3.8% in 2005 and 1.2% in 2004.

Reported tenant comparable sales for the company’s wholly owned properties for the rolling twelve months ended December 31, 2009 increased 0.6% to $339 per square foot.  Reported tenant comparable sales for the three months ended December 31, 2009 increased 4.1%.  Reported tenant comparable sales numbers exclude our centers in Foley, Alabama and on Highway 501 in Myrtle Beach, South Carolina, both of which underwent major renovations during last year.  Tanger’s average tenant occupancy cost as a percentage of average sales was 8.5% for 2009 compared to 8.2% in 2008, 7.7% in 2007, 7.4% in 2006, 7.5% in 2005 and 7.3% in 2004.

Investment Activities Provide Potential Future Earnings Growth

On October 14, 2009, Tanger closed on its development site in Mebane, North Carolina and immediately began construction of the center which will total approximately 317,000 square feet.  Currently, Tanger has signed leases, or leases out for signature for approximately 73% of the total gross leasable area.  With an estimated total cost of approximately $64.9 million, and an anticipated return on cost of between 10.0% and 10.5%, the company expects the center to be open in time for the 2010 holiday season.

During the fourth quarter of 2009, Tanger engaged in due diligence activities associated with a potential acquisition, which ultimately did not come to fruition.  As a result, the company recorded a $797,000 charge relating to the net costs incurred associated with these due diligence activities.

Tanger Expects Solid FFO Per Share In 2010

Based on Tanger’s internal budgeting process, the company’s view on current market conditions, and the strength and stability of its core portfolio, the company currently believes its net income available to common shareholders for 2010 will be between $0.82 and $0.92 per share and its FFO available to common shareholders for 2010 will be between $2.57 and $2.67 per share.  The company’s earnings estimates reflect $2.0 million in lost net operating income and demolition costs associated with its plans to redevelop one of its two properties located in Hilton Head, South Carolina beginning in April of 2010.  The earnings estimates also assume general and administrative expenses will average $6.0 million per quarter and include incremental expenses associated with a number of long-term strategic initiatives which the company will be announcing throughout the year, as well as the estimated compensation expense associated with the company’s new multi-year performance plan.  As a result of the common equity transactions during 2009, Tanger’s earnings estimates for 2010 assume there will be 46.2 million diluted weighted average common shares outstanding.  The company’s estimates do not include the impact of any rent termination fees, potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties.  The following table provides the reconciliation of estimated diluted net income per share to estimated diluted FFO per share:
    Low RangeHigh Range
Estimated diluted net income per common share               $  0.82 $  0.92
Noncontrolling interest, gain/loss on the sale of real estate, depreciation and amortization uniquely
significant to real estate including noncontrolling interest
share and our share of joint ventures                  1.75               1.75
Estimated diluted FFO per share                         $    2.57           $  2.67

Year End Conference Call

Tanger will host a conference call to discuss its year end 2009 results for analysts, investors and other interested parties on Wednesday, February 24, 2010, at 10:00 A.M. eastern time.  To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers fourth quarter and year end 2009 financial results call.  Alternatively, the call will be web cast by Thomson Reuters and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at http://www.tangeroutlet.com/investorrelations/news/ under the News Releases section.  A telephone replay of the call will be available from February 24, 2010 starting at 11:00 A.M. Eastern Time through 11:59 P.M., March 9, 2010, by dialing 1-800-642-1687 (conference ID # 51774519).  Additionally, an online archive of the broadcast will also be available through March 9, 2010.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns and operates 31 outlet centers in 21 states coast to coast, totaling approximately 9.2 million square feet of gross leasable area.  Tanger also manages for a fee and owns an interest in two outlet centers containing approximately 950,000 square feet.  Tanger is filing a Form 8-K with the Securities and Exchange Commission that furnishes a supplemental information package for the quarter ended December 31, 2009. For more information on Tanger Outlet Centers, visit the company’s web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, the development of new centers and redevelopment of existing centers, tenant sales and sales trends, interest rates, funds from operations and coverage of the current dividend may be forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company’s ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (and December 31, 2009, when available).

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUES
Base rentals (a)	$44,405	$42,694	$174,917	$159,068
Percentage rentals	3,111	2,949	6,801	7,058
Expense reimbursements	22,027	20,557	78,689	72,004
Other income (b)	2,000	2,137	11,278	7,261
Total revenues	71,543	68,337	271,685	245,391
EXPENSES
Property operating	23,982	21,139	87,877	77,974
General and administrative	5,066	5,099	22,288	22,264
Executive severance (c)	---	---	10,296	---
Depreciation and amortization	20,239	16,736	80,501	62,329
Abandoned due diligence costs	797	3,336	797	3,923
Impairment charge (d)	---	---	5,200	---
Total expenses	50,084	46,310	206,959	166,490
Operating income	21,459	22,027	64,726	78,901
Interest expense (e)	(8,217)	(10,972)	(37,683)	(41,125)
Gain on early extinguishment of debt (f)	---	---	10,467	---
Gain on fair value measurement of previously
held interest in acquired joint venture (g)	---	---	31,497	---
Loss on settlement of US treasury rate locks	---	---	---	(8,910)
Income before equity in earnings (losses) of
unconsolidated joint ventures	13,242	11,055	69,007	28,866
Equity in earnings (losses) of unconsolidated
joint ventures	(166)	(696)	(1,512)	852
Net income	13,076	10,359	67,495	29,718
Noncontrolling interest in Operating Partnership	(1,538)	(1,459)	(9,476)	(3,932)
Net income attributable to
Tanger Factory Outlet Centers, Inc.	11,538	8,900	58,019	25,786
Preferred share dividends	(1,406)	(1,406)	(5,625)	(5,625)
Allocation of earnings to participating securities	(121)	(195)	(701)	(724)
Net income available to common shareholders
of Tanger Factory Outlet Centers, Inc.	$10,011	$7,299	$51,693	$19,437

Basic earnings per common share:
Income from continuing operations	$.25	$.23	$1.44	$.63
Net income	$.25	$.23	$1.44	$.63

Diluted earnings per common share:
Income from continuing operations	$.25	$.23	$1.44	$.62
Net income	$.25	$.23	$1.44	$.62

Funds from operations available to
common shareholders (FFO)	$32,788	$26,449	$113,958	$88,066
FFO per common share – diluted	$.71	$.71	$2.71	$2.36

(a) Includes straight-line rent and market rent adjustments of $513 and $627 for the three months ended and $2,734 and $3,551 for the years ended December 31, 2009 and 2008, respectively.

(b) Includes gain on sale of outparcel of land of $3,292 which occurred in the third quarter of 2009.

(c) Represents accelerated vesting of restricted shares and accrual of cash severance payment to Stanley K. Tanger who retired from the Company during September 2009.

(d) Represents charge for impairment of our Commerce I, Georgia center of approximately $5.2 million.

(e) In accordance with recent accounting guidance addressing “Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, the results of operations for all prior periods presented for which such instruments were outstanding have been restated.  Also, includes prepayment premium of $406 for the year ended December 31, 2008 related to the repayment of a mortgage which had a principal balance of $170.7 million.

(f) Represents gain on early extinguishment of $142.3 million of exchangeable notes which were retired through an exchange offer for approximately 4.9 million common shares in May 2009.

(g) Represents gain on fair value measurement of our previously held interest in the Myrtle Beach Hwy 17 joint venture upon acquisition on January 5, 2009.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2009	2008
	(Unaudited)	(Unaudited)
ASSETS:
Rental property
Land	$143,933	$135,689
Buildings, improvements and fixtures	1,352,568	1,260,243
Construction in progress	11,369	3,823
	1,507,870	1,399,755
Accumulated depreciation	(412,530)	(359,301)
Rental property, net	1,095,340	1,040,454
Cash and cash equivalents	3,267	4,977
Investments in unconsolidated joint ventures	9,054	9,496
Deferred charges, net	38,867	37,750
Other assets	32,333	29,248
Total assets	$1,178,861	$1,121,925

LIABILITIES AND EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $858 and $9,137 respectively)	$256,352	$390,363
Mortgages payable (net of discount of $241 and $0, respectively)	35,559	---
Unsecured term loan	235,000	235,000
Unsecured lines of credit	57,700	161,500
Total debt	584,611	786,863
Construction trade payables	14,194	11,968
Accounts payable and accrued expenses	31,916	26,277
Other liabilities	27,077	30,914
Total liabilities	657,798	856,022

Commitments

Equity
Tanger Factory Outlet Centers, Inc. equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 shares authorized, 3,000,000
shares issued and outstanding at December 31, 2009
and December 31, 2008	75,000	75,000
Common shares, $.01 par value, 150,000,000 shares authorized,
40,277,124 and 31,667,501 shares issued and outstanding
at December 31, 2009 and December 31, 2008, respectively	403	317
Paid in capital	596,074	371,190
Distributions in excess of earnings	(202,997)	(201,679)
Accumulated other comprehensive loss	(5,809)	(9,617)
Equity attributable to Tanger Factory Outlet Centers, Inc.	462,671	235,211
Equity attributable to noncontrolling interest in Operating Partnership	58,392	30,692
Total equity	521,063	265,903
Total liabilities and equity	$1,178,861	$1,121,925

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008

FUNDS FROM OPERATIONS (a)
Net income	$13,076	$10,359	$67,495	$29,718
Adjusted for:
Depreciation and amortization uniquely significant to
real estate – consolidated	20,112	16,630	80,008	61,965
Depreciation and amortization uniquely significant to
real estate – unconsolidated joint ventures	1,231	1,227	4,859	3,165
Gain on fair value measurement of previously held
interest in acquired joint venture			(31,497)	---
Funds from operations (FFO)	34,419	28,216	120,865	94,848
Preferred share dividends	(1,406)	(1,406)	(5,625)	(5,625)
Allocation of earnings to participating securities	(225)	(361)	(1,282)	(1,157)
Funds from operations available to common shareholders	$32,788	$26,449	$113,958	$88,066
Funds from operations available to common
shareholders per share – diluted	$.71	$.71	$2.71	$2.36

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	39,958	31,160	35,916	31,084
Effect of exchangeable notes	19	---	19	---
Effect of outstanding options	66	97	77	136
Diluted weighted average common shares (for earnings	40,043	31,257	36,012	31,220
per share computations)
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds
from operations per share computations)	46,110	37,324	42,079	37,287

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	9,216	8,820	9,216	8,820
Partially owned – unconsolidated	950	1,352	950	1,352

Outlet centers in operation -
Wholly owned	31	30	31	30
Partially owned – unconsolidated	2	3	2	3

States operated in at end of period (c)	21	21	21	21
Occupancy percentage at end of period (c) (d)	96.0%	96.6%	96.0%	96.6%

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
FOOTNOTES TO SUPPLEMENTAL INFORMATION

(a) FFO is a non-GAAP financial measure.  The most directly comparable GAAP measure is net income (loss), to which it is reconciled.  We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report.  FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance.  FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies.  FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity.  FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b) The convertible operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c) Excludes Wisconsin Dells, Wisconsin and Deer Park, New York properties for the 2009 and 2008 periods which were operated by us through 50% and 33.3% ownership joint ventures, respectively.  Excludes Myrtle Beach Hwy 17, South Carolina property for the 2008 period during which it was operated by us through a 50% ownership joint venture.  We acquired the remaining 50% interest in January 2009.

(d) Excludes our wholly-owned, non-stabilized center in Washington, Pennsylvania for the 2009 and 2008 periods.